ATLANTIC AMERICAN REPORTS INCREASED OPERATING INCOME

●	Operating income for the six month period ended June 30, 2014 increased to $1.4 million from $0.9 million for the comparable period of 2013
●	Life and health insurance premiums increased 3.7% in the comparable six month period
●	Property and casualty insurance premiums increased 28.0% in the comparable six month period
●	Book value per share at June 30, 2014 of $4.82 increased 7.8% from book value per share of $4.47 at December 31, 2013

ATLANTA, Georgia, August 11, 2014 - Atlantic American Corporation (Nasdaq-AAME) today reported increased operating income for the six month period ended June 30, 2014 over the prior year comparable period.  Operating income for the six month period ended June 30, 2014 was $1.4 million as compared to $0.9 million for the six month period ended June 30, 2013.  Operating income excludes realized investment gains which were $0.6 million for the six month period ended June 30, 2014 as compared to $6.1 million in the comparable period of 2013.  Net income for the six month period ended June 30, 2014 was $1.7 million, or $0.07 per diluted share, as compared to net income of $6.9 million, or $0.30 per diluted share in the comparable period of 2013.  Net income for the three month period ended June 30, 2014 was $0.9 million, or $0.04 per diluted share, as compared to net income of $6.0 million, or $0.26 per diluted share in the comparable period of 2013.  Realized investment gains in the three month period ended June 30, 2014 were $0.5 million as compared to $5.5 million in the comparable period of 2013.

Total revenues for the six month period ended June 30, 2014 were $82.7 million, increasing 1.8% from the $81.3 million for the six month period ended June 30, 2013.  Insurance premiums during the six month period ended June 30, 2014 increased 10.8% from the comparable 2013 period, but were offset by a decline in realized investment gains.  For the three month period ended June 30, 2014, revenues were $41.6 million, decreasing 6.9% from the comparable 2013 period revenues of $44.6 million, also primarily from a reduction in realized investment gains.  Insurance premiums during the three month period ended June 30, 2014 increased 5.7% from the comparable 2013 period.  The increase in premiums during the three month and six month periods ended June 30, 2014 resulted primarily from increased commercial automobile premiums in the property and casualty segment.

Commenting on the quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer stated, “Our second quarter was in line with our expectations.  We have continued making investments in the development of our worksite products and infrastructure.  We recently hosted a conference with key worksite agents and received extremely positive feedback regarding our product offerings.  Both our traditional life and health and property and casualty business continue to perform well and we remain energized with respect to our future opportunities.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal subsidiaries consist of American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended		Six months ended
	June 30,		June 30,
(Unaudited; In thousands, except per share data)	2014	2013	2014	2013

Insurance premiums
Life and health	$ 25,531	$ 25,019	$ 50,923	$ 49,111
Property and casualty	12,925	11,354	25,951	20,281
Investment income	2,599	2,774	5,197	5,679
Realized investment gains, net	485	5,454	593	6,132
Other income	46	47	82	95

Total revenue	41,586	44,648	82,746	81,298

Insurance benefits and losses incurred
Life and health	17,489	17,942	34,220	35,982
Property and casualty	9,580	7,057	19,677	12,379
Commissions and underwriting expenses	10,074	10,402	19,981	19,685
Interest expense	434	438	863	1,015
Other expense	3,023	2,746	6,026	5,163

Total benefits and expenses	40,600	38,585	80,767	74,224

Income before income taxes	986	6,063	1,979	7,074

Income tax expense	109	103	282	192

Net income	$ 877	$ 5,960	$ 1,697	$ 6,882

Basic earnings per common share	$ 0.04	$ 0.27	$ 0.07	$ 0.31
Diluted earnings per common share	$ 0.04	$ 0.26	$ 0.07	$ 0.30

Reconciliation of Net Income to non-GAAP measurement

Net income	$ 877	$ 5,960	$ 1,697	$ 6,882
Income tax expense	109	103	282	192
Realized investment gains, net	(485)	(5,454)	(593)	(6,132)

Operating income	$ 501	$ 609	$ 1,386	$ 942

	June 30,	December 31,
Selected Balance Sheet Data	2014	2013

Total cash and investments	$ 268,888	$ 262,063
Insurance subsidiaries	241,212	228,605
Parent and other	27,676	33,458
Total assets	336,804	319,381
Insurance reserves and policyholder funds	171,797	162,373
Debt	41,238	41,238
Total shareholders' equity	106,637	100,927
Book value per common share	4.82	4.47
Statutory capital and surplus
Life and health	35,297	34,530
Property and casualty	39,270	39,092